Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

December 19, 2006

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iPathSM MSCI India IndexSM ETN

iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN

iPathSM GSCI® Total Return Index ETN

iPathSM Goldman Sachs Crude Oil Total Return Index ETN

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Cost and tax efficiency

Trading flexibility: may short on an up or downtick*

Index tracking

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Right side: USING COMMODITIES TO DIVERSIFY YOUR PORTFOLIO

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*	With short sales, you risk paying more for a security than you received from its sale.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. Historical values of the index or any index component should not be taken as an indication of the future performance of the index during the term of the Securities. Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. Sales in the secondary market may result in significant losses.

The Securities may be sold throughout the day on the exchange through any brokerage account. However, there are restrictions on the minimum number of Securities you may redeem directly from the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. Factors that may influence the market value of the Securities include the time remaining to the maturity of the Securities; supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any other market maker; economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the index or the market price of the index components; or the creditworthiness of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices. Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of your Securities. Changes in the Treasury Bill rate of interest may affect the value of the index and your Securities.

Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A., and its affiliates, and Barclays Capital Inc., and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors; further iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in these markets without committing resources to managing a portfolio of securities or derivatives.

iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that if so treated an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. iPath ETNs will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs. The foregoing paragraph is not intended to serve as a complete description of the tax treatment of the iPath ETNs. For a more complete description, please see the description of the US federal income tax treatment of iPath ETNs in Barclays Bank PLC’s public filings.

An investment in the iPath ETNs linked to the MSCI India Total Return IndexSM may carry risks similar to a concentrated securities investment in a single region. Common stock prices, especially those in an emerging market such as India, may change unpredictably, affecting the value of the index components and, consequently, the value of your Securities in unforeseeable ways. An investment in securities linked to an index of emerging market equity securities involves many risks, including economic, social, political, financial and military conditions; changes in currency exchange rates; the inflationary environment in the emerging market; regulation by the national, provincial, and local governments of the emerging market, including the imposition of taxes; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. The securities of emerging market companies may be more volatile than U.S. companies and may be affected by market developments in different ways than U.S. companies. Subject to requirements described in the prospectus, the Securities may be redeemed weekly to the Issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM,” and “Dow Jones-AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the “Dow Jones-AIG Commodity Index Total ReturnSM”, and “Dow Jones-AIG Commodity IndexSM” are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, Goldman Sachs Crude Oil Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co. or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

PRIVACY POLICY | TERMS OF USE | BARCLAYS | BARCLAYS CAPITAL INC. | BARCLAYS GLOBAL INVESTORS

ABOUT IPATH ETNS

[OVERVIEW SECTION]

What are iPath Exchange Traded Notes?

iPath Exchange Traded Notes (ETNs) are senior, unsecured, unsubordinated debt securities issued by Barclays Bank PLC. They are designed to provide investors with a new way to access the returns of market benchmarks. ETNs are not equities or index funds, but they do share several characteristics. For example, like equities, they trade on an exchange and can be shorted¹. Like an index fund they are linked to the return of a benchmark index.

What iPath ETNs are currently available?

	Trading Symbol	Intraday Indicative Value Ticker Symbol	Yearly Fee (%)*		Maturity Date
iPath Emerging Markets ETNs
iPathSM MSCI India IndexSM ETN	INP	INP.IV	0.89	**	12/18/36
iPath Commodity ETNs
iPathSM Dow Jones-AIG Index Total ReturnSM ETN	DJP	DJP.IV	0.75		06/12/36
iPathSM GSCI® Total Return Index ETN	GSP	GSP.IV	0.75		06/12/36
iPathSM Goldman Sachs Crude Oil Total Return ETN	OIL	OIL.IV	0.75		08/14/36

*	The investor fee is equal to the Yearly Fee times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your Securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.

**	Certain iPath ETNs will incur a redemption charge upon early redemption. In addition to daily exchange liquidity, all iPath ETNs may be redeemed weekly to the Issuer in large, institutional blocks (typically, 50,000 Securities), subject to requirements described in the relevant prospectus.

What are the advantages of iPath ETNs?

iPath ETNs provide investors with convenient access to the returns of market benchmarks, less investor fees, with easy transferability and an exchange listing. The ETN structure allows investors to achieve cost-effective, tax-efficient investment in previously expensive or difficult-to-reach market sectors or strategies.

How are the returns of iPath ETNs calculated?

iPath ETNs are designed to provide investors a return that is linked to the performance of a market index, less investor fees.

How do I buy an iPath ETN?

The iPath ETNs currently available are listed on major exchanges and are available for purchase similar to other publicly traded securities.

How do I sell an iPath ETN?

Investors can liquidate iPath ETNs one of three ways:

•	Sell in the secondary market during trading hours.

•	Redeem a large block of securities, typically 50,000 securities, on a weekly basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus². A redemption charge may apply.

•	Hold until maturity and receive a cash payment from the Issuer, Barclays Bank PLC, equal to the principal amount of the units times the index factor on the final valuation date minus the investor fee on the final valuation date.

Do the iPath ETNs currently available make interest payments?

No.

Do the iPath ETNs currently available make dividend distributions?

No.

Do the iPath ETNs currently available offer principal protection?

No. Investors will receive the performance of the index to which the iPath ETN is linked, less investor fees. The index may go up or down. Even if the index goes up, investors may not recover their principal once investor fees are deducted.

Are iPath ETNs rated?

No. The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC.

Who is the Issuer?

The Issuer, Barclays Bank PLC, is the principal subsidiary of Barclays PLC, a UK-based financial services group, and one of the largest financial services companies in the world. Barclays Bank PLC and its subsidiaries (the “Barclays Group”) have been involved in banking for over 300 years, and currently maintain a global presence with headquarters in London and banking operations in Europe, the USA, Africa and Asia. Barclays Bank PLC operates in over 60 countries with more than 78,800 permanent employees and over 25 million customers. It is engaged primarily in banking, investment banking and investment management.

Barclays Bank PLC’s long-term unsecured obligations are rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and Aa1 by Moody’s Investors Service, Inc.,³ and it has total assets of over $1.5 trillion (as of December 31, 2005).

Who is Barclays Capital Inc.?

Barclays Capital Inc. will act as the Issuer’s agent in connection with the distribution of the iPath ETNs. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered U.S. broker/dealer regulated by the SEC and the NASD.

What is Barclays Global Investors’ (BGI’s) role?

BGI’s majority-owned broker/dealer subsidiary, Barclays Global Investors Services (BGIS), will engage in the promotion of iPath ETNs to intermediaries including registered broker/dealers and registered investment advisers, and to end-users, such as mutual funds, hedge funds and insurance companies.

Do iPath ETNs have voting rights?

No. The iPath ETNs are debt securities and have no voting rights.

Are iPath ETNs registered?

Yes. The iPath ETNs are registered under the Securities Act of 1933.

For commodity-based iPath ETNs, are the ETNs regulated by the CFTC (Commodity Futures Trading Commission)?

No. iPath ETNs are debt securities issued by Barclays Bank PLC. However, futures contracts underlying the relevant market index may be regulated by the CFTC.

¹	With short sales, you risk paying more for a security than you received from its sale.

²	The Issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount. Any such reduction will be applied on a consistent basis for all holders of units at the time the reduction becomes effective.

³	We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

[STRUCTURE SECTION]

[LINKS]

How iPath ETNs are structured	5

Differences and similarities between ETNs and Exchange Traded Funds (ETFs)	7

How iPath ETNs are structured

iPath ETNs are senior, unsecured, unsubordinated debt securities issued by Barclays Bank PLC. They are designed to provide investors access to the returns of various market benchmarks. The returns of iPath ETNs are linked to the performance of a market index, less investor fees.

Highlights:

Payment at maturity	If you hold your iPath ETNs to maturity, you will receive a cash payment at maturity that is linked to the performance of the corresponding index during the period beginning on the trade date and ending at maturity, less investor fees.

Liquidating prior to maturity

You can liquidate iPath ETNs before their maturity date in two ways:

•     Trade them on the exchange

•     Redeem a large block of securities, typically at least 50,000 units¹ of a particular iPath ETN, directly to Barclays Bank PLC on a weekly basis, subject to the procedures described in the relevant prospectus. A redemption charge may apply.

Coupon	Interest will not be paid during the term of the iPath ETNs.

Investor fee

Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner:

The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365.

The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.

No principal protection	Investors will receive a cash payment linked to the performance of the corresponding index, less investor fees. The index may go up or down. Even if the index goes up, investors may not recover their principal once investor fees are deducted.

Ratings	The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC.

Unsecured debt	iPath ETNs are senior, unsecured, unsubordinated debt securities issued by Barclays Bank PLC.

Voting rights	Because the iPath ETNs are debt securities, they do not have any voting rights.

Distributions	The iPath ETNs currently available do not make dividend distributions.

(For more details, please refer to the Prospectus for the relevant iPath ETN )

Differences and similarities between ETNs and Exchange Traded Funds (ETFs)

Both ETNs and ETFs provide investors access to the returns of various market benchmarks. However, ETNs are senior, unsecured debt securities issued by Barclays Bank PLC, whereas ETFs are typically registered investment companies and are collateralized by an underlying portfolio of securities.

	ETN	ETF

Liquidity	Daily on exchange	Daily on exchange

Registration	Securities Act of 1933	Investment Company Act of 1940

Recourse	Issuer credit	Portfolio of securities

Principal risk	Market and Issuer Risk	Market Risk

Institutional size redemption	Weekly to the Issuer	Daily via Custodian

Short sales*	Yes, on an uptick or a downtick**	Yes, on an uptick or a downtick

*	With short sales, you risk paying more for a security than you received from its sale.

**	For the iPath ETNs currently available

¹	The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 units. Any such reduction will be applied on a consistent basis for all holders of units at the time the reduction becomes effective.

[TRADING/REDEMPTION SECTION]

Where are iPath ETNs listed?

The iPath ETNs currently available are listed on major exchanges.

When can I buy or sell iPath ETNs?

iPath ETNs can be bought or sold anytime during market hours.

Can the iPath ETNs currently available be shorted?¹

Yes, on an uptick or a downtick and subject to the ability to locate shares to borrow.

Is there a minimum trade size for iPath ETNs?

No. iPath ETNs can be bought and sold at their market price on the secondary market similar to other publicly traded securities.

How can I find iPath ETNs on Bloomberg?

Information regarding iPath ETNs can be found on Bloomberg by typing the relevant ETN’s trading symbol, then the “Equity” key, then “Go.” For example, for information regarding the iPath GSCI® Total Return Index ETN, type: GSP < Equity > < Go >.

Is a net asset value (NAV) calculated?

No. As iPath ETNs are debt securities, and not mutual funds, they will not have an NAV.

Is an intrinsic value calculated?

An intraday “indicative value” meant to approximate the intrinsic economic value of each iPath ETN is calculated and published by Bloomberg or a successor under the respective ticker symbols. Additionally, the daily indicative value of each iPath ETN is calculated and published at the end of each trading day at www.iPathETN.com. In connection with the iPath ETNs, the term “indicative value” refers to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Unit x Current Index Level/Initial Index Level — Current Investor Fee

Where:

•	Principal Amount per Unit = $50.

•	Current Index Level = The most recent published level of the index underlying an iPath ETN as reported by the relevant index sponsor.

•	Initial Index Level = The closing level of the relevant index on the inception date.

•	Current Investor Fee = The most recent daily calculation of the investor fee with respect to an iPath ETN, as described earlier (which, during any trading day, will be the investor fee determined on the preceding calendar day).

Do the iPath ETNs trade at their indicative value?

The indicative value calculation is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of the iPath ETNs, nor does it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published index levels from the sponsors of the indexes underlying the iPath ETNs may occasionally be subject to delay or postponement. Any such delays or postponements will affect the Current Index Level and therefore the indicative value of your iPath ETNs. Index levels provided by the sponsors of the indexes underlying the iPath ETNs do not necessarily reflect the depth and liquidity of the underlying relevant market. For this reason and others, the actual trading price of the iPath ETNs may be different from their indicative value.

In addition to being available for trading on an exchange, the weekly redemption window allows a large block of securities, typically 50,000 units of a particular iPath ETN, to be redeemed directly to Barclays Bank PLC for the weekly redemption value, as described in the applicable prospectus. The historical weekly redemption value is published each week at iPathETN.com. The weekly redemption feature is intended to induce arbitrageurs to counteract any trading of the iPath ETNs at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

How can iPath ETNs be redeemed directly to the Issuer prior to the maturity date?

Investors may redeem a large block of securities, typically at least 50,000 units of a particular iPath ETN, directly to the Issuer on a weekly basis, subject to the procedures described in the relevant prospectus. A redemption charge may apply.

What is the redemption charge?

The redemption charge is a one-time transaction charge imposed only in the case of early redemptions for certain iPath ETNs. The charge is intended to allow the issuer to recoup brokerage and other costs incurred in connection with an early redemption (although the proceeds from the charge may be more or less than such costs). Investors transacting on the secondary market will not incur a redemption charge.

If Barclays Bank PLC’s credit rating is downgraded, what happens to the indicative value?

The indicative value calculation of the iPath ETNs will not change in response to a Barclays Bank PLC credit event. However, the trading price of the iPath ETNs may be adversely impacted.

Is there a capacity constraint with respect to the iPath ETNs?

Should demand for any iPath ETN exceed the initial amount of securities issued, subsequent issuances may be made under the registration statement. The terms of the new issue—maturity date, investor fee, ticker, CUSIP—will be the same as the original issue, and it is expected that both issues would be immediately fungible.

Is a Series 3 license required to sell iPath ETNs linked to commodity indexes?

No.

[TAXATION SECTION]

What makes iPath ETNs a tax-efficient investment option?

iPath ETNs provide a tax-efficient means to invest. Unlike mutual funds that may be required to make taxable distributions to shareholders, the iPath ETNs currently available will not make taxable distributions. This enables investors to control the timing of taxable events related to their investment in iPath ETNs.

How are iPath ETNs treated for U.S. federal income tax purposes?

iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index or other underlying benchmark, which means that investors should only recognize a capital gain or loss upon the sale, redemption, or maturity of their iPath ETN.

Will U.S. federal income tax be payable on the iPath ETNs annually?

No. Since the iPath ETNs currently available should not be treated as debt for U.S. federal income tax purposes, investors should not recognize taxable income due to interest inclusions or original issue discount (OID) during their holding period of the iPath ETNs. Rather, capital gain (or loss) should be recognized upon the sale, redemption or maturity of the iPath ETNs.

Is there an IRS or court ruling that governs the U.S. tax treatment of iPath ETNs?

No administrative or judicial ruling directly discusses the treatment of iPath ETNs.

Has the IRS issued a private letter ruling concerning the tax treatment of iPath ETNs?

No, iPath ETNs are similar to other securities previously offered by Barclays (and by other similar issuers) that have treated such securities for tax purposes as prepaid contracts. Barclays believes the tax treatment of iPath ETNs is consistent with the generally accepted tax treatment of this type of security.

Has a copy of the opinion been filed with the SEC?

Barclays has filed a copy of Sullivan & Cromwell LLP’s opinion with the SEC. This separate opinion confirms Sullivan & Cromwell LLP’s opinion in the disclosure of the iPath ETNs’ pricing supplements and can be viewed on the SEC website.

Has Barclays obtained an opinion from counsel with respect to the possible tax treatment of the iPath ETNs?

Sullivan & Cromwell LLP, counsel to Barclays, has analyzed the iPath ETNs and the tax code, regulations, IRS rulings, and case law with respect to the U.S. federal income tax consequences of an investment in the iPath ETNs. Its opinion is included in each iPath ETN pricing supplement. The opinion of Sullivan & Cromwell LLP is in no way binding on the IRS.

What is the tax treatment of securities with structures similar to iPath ETNs?

For the period beginning January 1, 2006, and ending on September 5, 2006, Barclays identified other issuers (not including Barclays), representing approximately 200 offerings for an aggregate amount of approximately $4.6 billion of securities (i) with principal at risk, (ii) with maturities of greater than one year, and (iii) which do not make any coupon payments. In each of these filings, the issuer or issuer’s counsel have generally provided tax disclosure or opinions similar to the tax opinion provided for iPath ETNs. Although there can be no assurance that the IRS will treat iPath ETNs identically to such securities, Barclays expects that iPath ETNs would be treated similarly to those securities identified in its review. Public filings by issuers listing securities similar to iPath ETNs are available on www.sec.gov.

Are iPath ETNs linked to commodity indexes a 60/40 security for taxable events?

No. iPath ETNs should be treated for tax purposes as a prepaid contract. Any capital gains on a disposition of the iPath ETNs are either long term or short term depending on your holding period of the security. They are not covered by the relevant provision of the Internal Revenue Code that provides for 60/40 tax treatment in certain circumstances.

How is the treatment of an iPath ETN different from that of a corporate bond?

iPath ETNs should be treated as prepaid contracts for tax purposes. In contrast, corporate bonds are normally treated as debt for tax purposes, which means that interest payments on typical corporate bonds are treated as income and principal payments are treated as return of capital. Any debt instrument that is issued at a discount to its face value (principal amount) is considered to have implicit interest (that is, the difference between the price paid and the face value is considered interest that amortizes over the life of the instrument), which is referred to as OID and treated as ordinary income. Because iPath ETNs should not be treated as debt for U.S. federal income tax purposes, there should be no interest inclusions or OID on an iPath ETN.

What are alternative possible treatments for iPath ETNs?

Alternative treatments are described in the prospectus’ description of tax issues.

What is a prepaid contract?

A prepaid contract is a financial instrument, such as a forward contract. The owner of a prepaid contract pays an initial amount in order to receive a future contingent payment based on the value of an index or other underlying benchmark at a specified time.

iPath ETNs are issued in the form of unsecured debt securities of Barclays Bank PLC—might they also be treated as debt for tax purposes?

The tax treatment of a security as debt or equity does not necessarily follow the form of the security. Where a security in the form of debt lacks certain essential characteristics of debt—such as guaranteed repayment of principal investment or interest accrual, and has the economic characteristics of another type of investment—the applicable U.S. tax rules generally characterize the security based on its economic terms rather than the labels applied to the security for non-tax purposes.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. Historical values of the index or any index component should not be taken as an indication of the future performance of the index during the term of the Securities. Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. Sales in the secondary market may result in significant losses.

The Securities may be sold throughout the day on the exchange through any brokerage account. However, there are restrictions on the minimum number of Securities you may redeem directly from the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. Factors that may influence the market value of the Securities include the time remaining to the maturity of the Securities; supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any other market maker; economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the index or the market price of the index components; or the creditworthiness of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices. Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of your Securities. Changes in the Treasury Bill rate of interest may affect the value of the index and your Securities.

Trading in futures contracts on physical commodities, including trading in the index components is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A., and its affiliates, and Barclays Capital Inc., and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors; further iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentially lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in these markets without committing resources to managing a portfolio of securities or derivatives.

iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as prepaid contracts with respect to the relevant index, which means that if so treated an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. iPath ETNs will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs. The foregoing paragraph is not intended to serve as a complete description of the tax treatment of the iPath ETNs. For a more complete description, please see the description of the US federal income tax treatment of iPath ETNs in Barclays Bank PLC’s public filings.

An investment in the iPath ETNs linked to the MSCI India Total Return IndexSM may carry risks similar to a concentrated securities investment in a single region. Common stock prices, especially those in an emerging market such as India, may change unpredictably, affecting the value of the index components and, consequently, the value of your Securities in unforeseeable ways. An investment in securities linked to an index of emerging market equity securities involves many risks, including economic, social, political, financial and military conditions; changes in currency exchange rates; the inflationary environment in the emerging market; regulation by the national, provincial, and local governments of the emerging market, including the imposition of taxes; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. The securities of emerging market companies may be more volatile than U.S. companies and may be affected by market developments in different ways than U.S. companies. Subject to requirements described in the prospectus, the Securities may be redeemed weekly to the Issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM,” and “Dow Jones-AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the “Dow Jones-AIG Commodity Index Total ReturnSM”, and “Dow Jones-AIG Commodity IndexSM” are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, Goldman Sachs Crude Oil Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co. or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

[PRODUCT INFORMATION – IPATH EXCHANGE TRADED NOTES]

ISSUER:	Barclays Bank PLC* Learn more
TAX TREATMENT:	For the comprehensive list of iPath ETN tax considerations, visit the Taxation Page
PROSPECTUSES:	For the list of current iPath ETN prospectuses visit the Prospectuses Section

iPath Emerging Markets ETNs
	Exchange Ticker	Yearly Fee (%)¹	Maturity Date	Short Sales
iPathSM MSCI India IndexSM ETN	INP	0.89²	12/18/36	Yes on uptick or downtick
		Correlations Matrix ➢	India Basics ➢

iPath Commodity ETNs
	Exchange Ticker	Yearly Fee	Maturity Date	Short Sales
iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN	DJP	0.75	06/12/36	Yes on uptick or downtick
iPathSM GSCI® Total Return Index ETN	GSP	0.75	06/12/36	Yes on uptick or downtick
iPathSM Goldman Sachs Crude Oil Total Return Index ETN	OIL	0.75	06/12/36	Yes on uptick or downtick
	Correlations Matrix ➢		Commodities Basics ➢

Barclays Bank PLC long-term unsecured obligations*
S&P Rating	AA
Moody’s Rating	Aa1

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

*	We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹	The investor fee is equal to the Yearly Fee times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your Securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the value of the index on the inception date.

²	Certain iPath ETNs will incur a redemption charge upon early redemption. In addition to daily exchange liquidity, all iPath ETNs may be redeemed weekly to the Issuer in large, institutional blocks (typically, 50,000 Securities), subject to requirements described in the relevant prospectus.

As of 11/30/2006

MSCI India Total ReturnSM Index Correlations Matrix

Correlations	MSCI India Total Return IndexSM (Gross USD)	S&P 500 Index	MSCI Emerging Markets Index (Gross USD)	MSCI EAFE Index	Lehman U.S. Aggregate Index
MSCI India Total Return IndexSM (Gross USD)	1.00
S&P 500 Index	0.42	1.00
MSCI Emerging Markets Index (Gross USD)	0.63	0.77	1.00
MSCI EAFE Index	0.52	0.84	0.83	1.00
Lehman U.S. Aggregate Index	-0.01	-0.32	-0.18	-0.19	1.00

Source: S&P, MSCI, Lehman Brothers, BGI (11/01-11/06) based on monthly returns

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As of 11/30/2006

Commodities Correlations Matrix

Correlations	DJ-AIG Commodity Index Total Return SM	GSCI® Total Return Index	GS Crude Oil Total Return Index	S&P 500 Index	Lehman U.S. Aggregate Index	MSCI EAFE Index
DJ-AIG Commodity Index Total Return SM	1.00
GSCI® Total Return Index	0.89	1.00
GS Crude Oil Total Return Index	0.74	0.86	1.00
S&P 500 Index	0.07	-0.02	-0.04	1.00
Lehman U.S. Aggregate Index	-0.01	0.03	-0.01	0.08	1.00
MSCI EAFE Index	0.21	0.12	0.06	0.69	0.00	1.00

Sources: Goldman Sachs, Lehman Brothers, S&P, MSCI, Bloomberg, AIG (11/91—11/06, unless otherwise specified) based on monthly returns.

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[PROSPECTUSES FOR IPATH EXCHANGE TRADED NOTES]

Get the details you need to make informed decisions about iPath ETNs. Our comprehensive prospectuses cover pricing, product descriptions, investment risks, distribution plans, tax considerations, and much more.

IPATH EMERGING MARKET ETNS

iPathSMMSCI India IndexSMETN

IPATH COMMODITY ETNS

iPathSMDow Jones-AIG Commodity Index Total Return ETN

iPathSMGSCI® Total Return Index ETN

iPathSMGoldman Sachs Crude Oil Total Return Index ETN

[iPATH MSCISM INDIA INDEXSM ETN]

OVERVIEW TAB

The iPathSM MSCI India IndexSM ETNs are linked to the MSCI India Total Return IndexSM (the “Index”). The Index is a free float-adjusted market capitalization index designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities. The Index is currently comprised of the top 68 companies by market capitalization listed on the National Stock Exchange of India (the “NSE”).

As of 12/xx/2006

Market Data

Closing Price	N/A	Volume	N/A

Net Change	N/A	20 Day Volume Average	N/A

% Change	N/A	Shares Outstanding	N/A

High	N/A	Market Capitalization*	N/A

Low	N/A

Related Links
Prospectus
Info Sheet
Basics of India
>	Indicative Value Information

*	Market Capitalization = Closing Indicative Value x Shares Outstanding

Daily Indicative Values
Daily Indicative Value*	12/xx/2006	N/A
Weekly Redemption Value*	N/A	N/A

*	Source: Barclays Bank PLC. The “weekly redemption value” and “closing indicative value” are historical, do not guarantee future performance, and are shown for illustrative purposes only. The issuer or an affiliate will provide the official Weekly Redemption Value to the redeeming holder in advance of any redemption. See additional information below.

Profile

Primary Exchange	NYSE	Bloomberg Index Ticker	NDEUSIA

Ticker	INP	CUSIP	06739F291

Intraday Indicative Value Ticker	INP.IV	Inception Date	12/xx/2006

Bloomberg ETN Keystroke	INP<EQUITY><GO>	Maturity Date	12/xx/2036

Short Sales*	Yes, on an up or downtick	Yearly Fee	0.89%

*	With short sales, you risk paying more for a security than you received from its sale.

As of 11/30/2006

Returns

	1 mo.	3 mo.	6 mo.	YTD	1 Yr.	3 Yr.	5 Yr.	10 Yr.	Since Note Incept.
Index	5.72%	21.61%	35.94%	46.43%	60.49%	40.71%	35.83%	N/A	N/A
iPath Market Price Return	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
iPath Indicative Value Return	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Sources: MSCI, S&P, Lehman Brothers, Bloomberg. Based on monthly returns, calculated for time period of 11/30/01-11/30/06.

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. See additional market price information

As of 11/30/2006

Correlations

MSCI India Total Return IndexSM	1.00
S&P 500® Index	0.42
Lehman U.S. Aggregate Index	-0.01
MSCI EAFE Index	0.52
MSCI Emerging Markets Index	0.62

Sources: MSCI, Lehman Brothers, S&P, BGI (11/01 - 11/06) based on monthly returns.

Investor Fee/Yearly Fee

The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

Investors may redeem at least 50,000 units of the iPathSM MSCI India IndexSM ETN on a weekly basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. A redemption charge of 0.125% times the weekly redemption value will apply. The redemption charge is a one-time charge imposed upon early redemption and is intended to allow the issuer to recoup brokerage and other transaction costs incurred in connection with early redemption.

Index Returns

Index Returns measure returns over the relevant period using the change in the index level expressed as a percentage from the beginning of the relevant period to the end of the relevant period. Index Returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index Returns do not reflect any management fees, transaction costs or expenses which would reduce your actual return. Indexes are unmanaged and one cannot invest directly in an index.

Market Price Returns

Market Returns measure returns over the relevant period using the change in the midpoint of the bid/ask spread at 4:00 pm Eastern time (or the last midpoint of the bid/ask spread prior to 4:00 pm Eastern time) expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns you would receive if you traded at other times. Market Returns do not account for brokerage commissions which will reduce actual returns.

Indicative Value Returns

The Indicative Value Returns measure the returns over the relevant period using the change in the Indicative Value expressed as a percentage from the beginning of the relevant period to the end of the relevant period and reflect the current investor fee.

Weekly Redemption Value

Subject to the notification requirements described in the prospectus, Securities may be redeemed on any Redemption Date during the term of the Securities. If Securities are redeemed, they will receive a Weekly Redemption Value, which is equal to the principal amount per unit times the index factor on the applicable Valuation Date minus the investor fee on the applicable Valuation Date. At least 50,000 units¹ of a particular iPath ETN must be redeemed at one time in order to exercise the right to redeem Securities on any Redemption Date. A Redemption Date is the third business day following a Valuation Date. Valuation Date means each Thursday during the term of the Securities inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of each iPath ETN is calculated and published by Bloomberg or a successor under the respective ticker symbols listed above. Additionally, the closing indicative value of each iPath ETN is calculated and posted each trading day to the Indicative Values table above. In connection with iPath ETNs, the term “indicative value” refers to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Unit X (Current Index Level / Initial Index Level) - Current Investor Fee

Where:

Principal Amount per Unit = $50

Current Index Level = The most recent published level of the index underlying your iPath ETN as reported by the relevant index sponsor.

Initial Index Level = The closing level of the relevant index on the inception date.

Current Investor Fee = The most recent daily calculation of the investor fee with respect to an iPath ETN, determined as described above (which, during any trading day, will be the investor fee determined on the preceding calendar day).

The indicative value calculation is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of the iPath ETNs, nor do they reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published index levels from the sponsors of the indices underlying each iPath ETN may occasionally be subject to delay or postponement. Any such delays or postponements will affect the Current Index Level and therefore the indicative value of each iPath ETN. Index levels provided by the sponsors of the indices underlying the iPath ETNs do not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the iPath ETN may be different from their indicative value.

¹	The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 units. Any such reduction will be applied on a consistent basis for all holders of units at the time the reduction becomes effective.

INDEX COMPONENTS TAB

The iPathSM MSCI India IndexSM ETNs are linked to the MSCI India Total Return IndexSM (the “Index”). The Index is a free float-adjusted market capitalization index designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities. The Index is currently comprised of the top 68 companies by market capitalization listed on the National Stock Exchange of India (the “NSE”).

DOWNLOAD INDEX COMPONENTS

As of 11/30/2006

MSCI India Total Return IndexSM

Top Ten Constituents	Float Adj Shares (%)	Trading Facility	Sector
INFOSYS TECHNOLOGIES LTD	13.97	NSE	Information Technology
RELIANCE INDUSTRIES LIMITED	11.37	NSE	Energy
ICICI BANK LTD	7.91	NSE	Financials
HOUSING DEVELOPMENT FINANCE	4.42	NSE	Financials
RELIANCE COMMUNICATIONS LTD	4.18	NSE	Telecommunication Services
HDFC BANK LIMITED	3.48	NSE	Financials
OIL & NATURAL GAS CORP LTD	3.22	NSE	Energy
ITC LTD	2.93	NSE	Consumer Staples
SATYAM COMPUTER SERVICES LTD	3.09	NSE	Information Technology
HINDUSTAN LEVER LIMITED	2.64	NSE	Consumer Staples

Source: MSCI as of 11/30/06. Subject to change.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

SECTOR WEIGHTINGS TAB

The iPathSM MSCI India IndexSM ETNs are linked to the MSCI India Total Return IndexSM (the “Index”). The Index is a free float-adjusted market capitalization index designed to measure the market performance, including price performance and income from dividend payments, of Indian equity securities. The Index is currently comprised of the top 68 companies by market capitalization listed on the National Stock Exchange of India (the “NSE”).

[PIE CHART HERE] 9/30/2006

Sector Weights

Sector	Float Adj Shares (%)	# of Securities
Information Technology	21%	6
Financials	19%	10
Energy	16%	4
Industrial	9%	9
Consumer Discretionary	7%	8
Consumer Staples	7%	7
Materials	7%	9
Health Care	5%	9
Telecommunication Services	5%	3
Utilities	3%	3

Sources: S&P, MSCI as of 9/30/06. Subject to change.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.